UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2020

Wyndham Hotels & Resorts,Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38432 (Commission File Number)	82-3356232 (IRS Employer Identification No.)

22 Sylvan Way Parsippany, NJ (Address of principal executive offices)	07054 (Zip Code)

Registrant’s telephone number, including area code: (973) 753-6000

None

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	WH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On August 10, 2020, Wyndham Hotels & Resorts, Inc. (the “Company”) entered into the Second Amendment (the “Amendment”) to the Credit Agreement, dated as of May 31, 2018, as amended by the First Amendment, dated as of April 30, 2020, with Bank of America, N.A., as administrative agent, the several lenders from time to time party thereto, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which provides for senior secured credit facilities in an aggregate principal amount of $2.35 billion, consisting of (i) a term loan in an aggregate principal amount of $1.6 billion maturing in May 2025 and (ii) a revolving credit facility in an aggregate principal amount of $750 million maturing in May 2023.

The Amendment (i) maintains the existing LIBOR rate “floor” applicable to LIBOR borrowings under the revolving credit facility at 0.50% during the suspension from the quarterly testing of the leverage-based financial covenant until the earlier of April 1, 2021 and the termination by the Company of the suspension period, subject to certain conditions (the “Relief Period”), established by the First Amendment and (ii) reduces the LIBOR rate “floor” applicable to LIBOR borrowings under the revolving credit facility from 0.50% to 0.00% for the term of the revolving credit facility upon the termination of the Relief Period established by the First Amendment. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”), and is incorporated by reference herein.

Purchase Agreement

On August 10, 2020, the Company entered into a purchase agreement (the “Purchase Agreement”) with Barclays Capital Inc., as representative of the several initial purchasers named in Schedule I thereto (collectively, the “Initial Purchasers”), in connection with the offer and sale of $500 million aggregate principal amount of Company’s 4.375% Notes due 2028 (the “Notes”) in a private offering (the “Offering”) to persons reasonably believed to be “qualified institutional buyers” in the United States, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in offshore transactions pursuant to Regulation S under the Securities Act. The offering was upsized to $500 million, which represents a $150 million increase from the previously announced size of the offering.

The Purchase Agreement contains customary representations, warranties and covenants by the Company, together with customary closing conditions. Under the terms of the Purchase Agreement, Company has agreed to indemnify the Initial Purchasers against certain liabilities. The Offering is expected to close on August 13, 2020, in accordance with the terms of the Purchase Agreement.

The Company intends to use the net proceeds of the Offering, together with cash on hand, to repay $500 million of the borrowings outstanding under its revolving credit facility and to pay related fees and expenses.

This Current Report on Form 8-K shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, or solicitation to buy, if at all, will be made only by means of a confidential offering memorandum. This Current Report on Form 8-K does not constitute a notice of repayment of outstanding indebtedness under the Company’s revolving credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On August 10, 2020, the Company issued a press release to announce the pricing of the Notes and the entry into the Amendment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amendment, dated as of August 10, 2020 to the Credit Agreement, dated as of May 31, 2018, as amended by the First Amendment, dated as of April 30, 2020, with Bank of America, N.A., as administrative agent, the several lenders from time to time party thereto, and the other parties thereto.
99.1	Press Release of Wyndham Hotels & Resorts, Inc., dated August 10, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wyndham Hotels & Resorts, Inc.

Date: August 11, 2020	By:	/s/ Paul F. Cash
Paul F. Cash
General Counsel, Chief Compliance Officer and Corporate Secretary